                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                             EXCHANGE ACT OF 1934

Filed by the Registrant /X/

Filed by a Party other than the Registrant / /

Check the appropriate box:

/ /  Preliminary Proxy Statement                / /  Confidential, for Use of the Commission
                                                     Only (as permitted by Rule 14a-6(e)(2))
/X/  Definitive Proxy Statement
/ /  Definitive Additional Materials
/ /  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                     Sensormatic Electronics Corporation
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(i)(2) or
     Item 22(a)(2) of Schedule 14A.

/ / $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).

/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

     (2)  Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     (4)  Proposed maximum aggregate value of transaction:

     (5)  Total fee paid:

/ /  Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

     (2)  Form, Schedule or Registration Statement No.:

     (3)  Filing Party:

     (4)  Date Filed:

                      SENSORMATIC ELECTRONICS CORPORATION


                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                               DECEMBER 14, 1995




                 NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of SENSORMATIC ELECTRONICS CORPORATION, a Delaware corporation, will be held at the Deerfield Beach/Boca Raton Hilton, 100 Fairway Drive, Deerfield Beach, Florida 33441, on December 14, 1995, at 10 A.M., local time, for the following purposes:

                 1. To elect three directors to serve for a term of three years and until their successors are elected and qualified; and

                 2. To transact such other business as may be properly brought before the meeting.

                 Only stockholders of record at the close of business on October 23, 1995, will be entitled to notice of, and to vote at, the meeting and any adjournment thereof.

                 THE BOARD OF DIRECTORS OF SENSORMATIC ELECTRONICS CORPORATION HOPES THAT YOU WILL FIND IT CONVENIENT TO ATTEND THE MEETING IN PERSON. IN ANY EVENT, PLEASE MARK, SIGN, DATE AND RETURN THE ENCLOSED PROXY TO MAKE SURE THAT YOUR SHARES ARE REPRESENTED AT THE MEETING. IF YOU ATTEND THE MEETING, YOU MAY VOTE YOUR STOCK PERSONALLY EVEN THOUGH YOU HAVE SENT IN YOUR PROXY.

                                             By Order of the Board of Directors,


                                               WALTER A. ENGDAHL
                                                   Secretary



Deerfield Beach, Florida
October 30, 1995

                      SENSORMATIC ELECTRONICS CORPORATION



                                PROXY STATEMENT



                 This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of Sensormatic Electronics Corporation, a Delaware corporation (the "Company"), of proxies to be voted at the Annual Meeting of Stockholders of the Company to be held at the Deerfield Beach/Boca Raton Hilton, 100 Fairway Drive, Deerfield Beach, Florida 33441, on December 14, 1995, at 10 A.M., local time, or at any adjournment or adjournments thereof. Only stockholders of record at the close of business on October 23, 1995, shall be entitled to notice of, and to vote at, the meeting. Shares represented by duly executed proxies received by the Company will be voted in accordance with the instructions contained therein and, in the absence of specific instructions, will be voted for the election as directors of the persons who have been nominated by the Board of Directors and in accordance with the judgment of the person or persons voting the proxies on any other matter that may properly be brought before the meeting. The execution of a proxy will in no way affect a stockholder's right to attend the Annual Meeting and to vote in person. Any proxy executed and returned by a stockholder may be revoked at any time thereafter except as to any matter or matters upon which, prior to such revocation, a vote shall have been cast pursuant to the authority conferred by such proxy.

                 The election of directors requires a plurality of the votes cast. Shares represented by proxies marked to withhold authority to vote, and shares represented by proxies that indicate that the broker or nominee stockholder thereof does not have discretionary authority to vote them will be counted to determine the existence of a quorum at the Annual Meeting, but will not affect the plurality vote required.

                 This Proxy Statement and the accompanying proxy are being sent on or about November 9, 1995, to stockholders entitled to vote at the Annual Meeting of Stockholders. The cost of solicitation of the Company proxies will be borne by the Company. In addition to the use of the mails, proxy solicitations may be made by telephone, telecopier and personal interview by officers, directors and employees of the Company. The Company has also retained the services of Georgeson & Company Inc. to assist in the solicitation of proxies for a fee estimated at $6,000, plus reimbursement for out-of-pocket expenses. The Company will, upon request, reimburse brokerage houses and persons holding shares in their names or in the names of their nominees for their reasonable expenses in sending soliciting material to their principals. The Company's executive offices are presently located at 500 Northwest 12th Avenue, Deerfield Beach, Florida 33442-1795. The Company anticipates moving its executive offices to 951 Yamato Road, Boca Raton, Florida, 33431-4425, in early December.

                    VOTING SECURITIES AND SECURITY OWNERSHIP

                 Only stockholders of record at the close of business on October 23, 1995, will be entitled to vote at the Annual Meeting of Stockholders and any adjournment thereof. At the close of business on October 23, 1995, there were outstanding 75,067,521 shares of Common Stock, $.01 par value, of the Company. Each of such shares is entitled to one vote. There was no other class of voting securities outstanding at that date.

                 To the knowledge of the Company, as of October 23, 1995, each of the persons listed in the table below beneficially owned the number of shares of Common Stock of the Company listed opposite its name, and, except as noted below, each such person had sole or shared voting power and sole or shared investment power over such shares.

           NAME AND ADDRESS                                        NUMBER OF                       PERCENTAGE
          OF BENEFICIAL OWNER                                    SHARES OWNED                       OF CLASS
          -------------------                                    ------------                       --------
Provident Investment Counsel                                     5,724,447    (1)                      7.6%
  300 North Lake Avenue
  Pasadena, California 91101-4027

FMR Corp.                                                        4,683,140    (2)                      6.2%
  82 Devonshire Street
  Boston, Massachusetts 02109

AXA Assurances I.A.R.D. Mutuelle and
  AXA Assurances Vie Mutuelle
  La Grande Arche
  Pardi Nord
  92044 Paris La Defense France
Alpha Assurances I.A.R.D. Mutuelle and
  Alpha Assurances Vie Mutuelle
  101-100 Terrasse Boieldieu
  92042 Paris La Defense France
Uni Europe Assurance Mutuelle
  24 Rue Drouot
  75009 Paris France
AXA                                                                  2,100
  23, Avenue Matignon
  75008 Paris France
The Equitable Companies Incorporated                             4,578,110
  787 Seventh Avenue
  New York, NY 10019
                                                                ----------
               Total                                             4,580,210    (3)                      6.1%
Quantum Industrial Partners LDC
QIH Management Investor, L.P.
QIH Management, Inc.
George Soros
Purnendu Chatterjee
                                                                ----------
                                               Sub-total         2,841,600    (4)
George Soros                                                     1,094,400
Purnendu Chatterjee                                                454,958    (5)
  888 Seventh Avenue, 30th Floor
  New York, NY 10106
                                                                ----------
                                                   Total         4,390,958                             5.8%

(1) As set forth in the Schedule 13G, dated February 7, 1995, filed by Provident Investment Counsel ("Provident"), Robert Marvin Kommerstad also owns 5,724,447 shares of Common Stock reported therein as a result of his stock ownership in Provident. Provident and Mr. Kommerstad have shared dispositive power over all of such shares and shared voting power with respect to 4,454,422 of such shares. Neither Provident nor Mr. Kommerstad have voting power with respect to 1,270,025 shares over which they have shared dispositive power.

(2) As set forth in the Schedule 13G, dated February 13, 1995, filed by FMR Corp. ("FMR"), FMR has sole voting power over 287,340 shares and no voting power over 4,395,800 shares. Edward C. Johnson, 3d, who owns 24.9% of the outstanding voting common stock of FMR, also has sole dispositive power over the 4,683,140 shares beneficially owned by subsidiaries of FMR, and sole power to vote or to direct the voting of 287,340 shares beneficially owned by a subsidiary of FMR.

(3) AXA Assurances I.A.R.D. Mutuelle, AXA Assurances Vie Mutuelle, Alpha Assurance I.A.R.D. Mutuelle, Alpha Assurances Vie Mutuelle and Uni Europe Assurance Mutuelle are identified in their Schedule 13G, dated February 10, 1995, as beneficial owners of these shares, but their relationship to the named record owners is not detailed.

(4) As set forth in the Schedule 13D, dated September 15, 1995, filed by Quantum Industrial Partners LDC, QIH Management Investors, L.P., QIH Management, Inc., George Soros and Purnendu Chatterjee with respect to the Company's Common Stock, Quantum Industrial Partners LDC does not have voting or dispositive power over the 2,841,600 shares reported therein.

(5) Dr. Chatterjee is the beneficial owner of 454,958 shares, which include 47,454 shares held directly by Dr. Chatterjee, 238,404 shares held by Chatterjee Fund Management, L.P. ("CFM"), of which he is the sole general partner, and 169,100 shares held by Winston Partners, L.P., of which CFM is the sole general partner.


------------------------------
                 To the knowledge of the Company, no other person owned beneficially more than five percent of the Common Stock of the Company as of October 23, 1995.

                 The following table sets forth information as to the Common Stock of the Company beneficially owned as of October 23, 1995, by each director, nominee for director, each person named in the Summary Compensation Table under Executive Compensation, and by all directors and executive officers as a group:

                                                              AMOUNT AND NATURE
                                                                OF BENEFICIAL                   PERCENT OF
NAME OF BENEFICIAL OWNER                                          OWNERSHIP                    COMMON STOCK
------------------------                                         -----------                   ------------
Ronald G. Assaf . . . . . . . . . . . . . . . . . . . .          1,543,287 (1)                     2.0%
C. Dawson Buck  . . . . . . . . . . . . . . . . . . . .             33,301 (2)                       *
Thomas V. Buffett . . . . . . . . . . . . . . . . . . .             37,500 (3)                       *
Dennis C. Gillette  . . . . . . . . . . . . . . . . . .             96,793 (4)                       *
Timothy P. Hartman  . . . . . . . . . . . . . . . . . .             25,000                           *
Jerome M. LeWine  . . . . . . . . . . . . . . . . . . .            139,100 (5)                       *
James E. Lineberger . . . . . . . . . . . . . . . . . .            743,531 (6)                       *
Dr. Arthur G. Milnes  . . . . . . . . . . . . . . . . .             22,500 (7)(13)                   *
Michael E. Pardue . . . . . . . . . . . . . . . . . . .              4,595 (8)                       *
Terry W. Price  . . . . . . . . . . . . . . . . . . . .             33,618 (9)                       *
John T. Ray, Jr.  . . . . . . . . . . . . . . . . . . .             22,500 (10)(13)                  *
Robert A. Vanourek  . . . . . . . . . . . . . . . . . .                  0                          --
Gerd Witter . . . . . . . . . . . . . . . . . . . . . .             24,800 (11)                      *
All directors and executive officers as a group . . . .          2,878,713 (12)(13)                3.7%

------------------------------
*   Less than 1%.

(1) Includes 1,134,500 shares issuable upon exercise of options. Also includes 62,849 shares allocated to Mr. Assaf's account under the Employee Stock Ownership Plan ("ESOP") as of September 30, 1995, over which Mr. Assaf has sole voting power. Does not include 22,104 shares held by Mrs. Assaf, and 3,000 shares held by trusts for the benefit of Mr. Assaf's children, as to all of which Mr. Assaf disclaims beneficial ownership.

(2)      Includes 25,001 shares issuable upon exercise of options.

(3)      All 37,500 shares are issuable upon exercise of options.

(4) Includes 55,000 shares issuable upon exercise of options and 29,362 shares allocated to Mr. Gillette's account under the ESOP as of September 30, 1995, over which Mr. Gillette has sole voting power.

(5)      Includes 136,000 shares issuable upon exercise of options.

(6) Includes 222,500 shares issuable upon exercise of options. Also includes 15,990 shares allocated to Mr. Lineberger's account under the ESOP as of September 30, 1995, over which Mr. Lineberger has sole voting power.

(7)      All 22,500 shares are issuable upon exercise of options.

(8) All 4,595 shares are allocated to Mr. Pardue's account under the ESOP as of September 30, 1995, over which Mr. Pardue has sole voting power. Mr. Pardue resigned as a director and officer of the Company, effective June 30, 1995.

(9) Includes 25,000 shares issuable upon exercise of options and 475 shares allocated to Mr. Price's account under the ESOP as of September 30, 1995, over which Mr. Price has sole voting power.

(10)     All 22,500 shares are issuable upon exercise of options.

(11)     Includes 15,000 shares issuable upon exercise of options.

(12) Includes 1,781,317 shares issuable upon exercise of options and 118,957 shares allocated to executive officers under the ESOP as of September 30, 1995, over which executive officers exercise sole voting power.

(13) Does not include a total of 123,586 shares (less than 1% of the shares of the Company's outstanding Common Stock) held under the ESOP as of September 30, 1995, and unallocated, which are voted by the trustee of the ESOP trust fund in accordance with the instructions of the ESOP Plan Committee, consisting of two directors, Dr. Milnes and Mr. Ray.

                 For the purpose of the foregoing table, each of the directors and executive officers is deemed to be the beneficial owner of the shares which may be acquired by him within 60 days through the exercise of options, if any, and such shares are deemed to be outstanding for the purpose of computing the percentage of the Company's Common Stock beneficially owned by him and by the directors and executive officers as a group. Such shares, however, are not deemed to be outstanding for the purpose of computing the percentage of the Company's Common Stock beneficially owned by any other person.

                 Each of the persons named in the above table as beneficially owning the shares set forth opposite his name has sole voting power (as to outstanding shares) and sole investment power over such shares, except as otherwise indicated.

                             ELECTION OF DIRECTORS

                 Unless otherwise specified, shares represented by the enclosed proxy will be voted for the election of Thomas V. Buffett, James E. Lineberger and John T. Ray, who have been nominated by the Board of Directors as directors to serve until the Annual Meeting of Stockholders in 1998 and until their successors are elected and qualified. Each of the nominees is now a director of the Company. Directors shall be elected by a plurality of the votes cast, in person or by proxy, at the meeting.

                 The Board of Directors is divided into three classes. One class will stand for election for a three-year term at the Annual Meeting of Stockholders on December 14, 1995. The terms of office of the other two classes do not expire until the Annual Meeting of Stockholders in 1996 and 1997, respectively. The names of, and certain information concerning, the nominees and the other directors are set forth below:

                                                                FIRST YEAR
                                                                BECAME
        NAME                                          AGE       DIRECTOR      OFFICES
        ----                                          ---       ---------     -------
NOMINEES TO SERVE UNTIL
ANNUAL MEETING OF STOCKHOLDERS IN 1998:

        THOMAS V. BUFFETT (b)(c)  . . . . . . .       59        1992          Vice Chairman of the Board of Directors

        JAMES E. LINEBERGER (a)(c)  . . . . . .       58        1968          Chairman of the Executive Committee and
                                                                              Director

        JOHN T. RAY, JR. (b)(d)(e)  . . . . . .       57        1989          Director

CONTINUING DIRECTORS TO SERVE UNTIL
ANNUAL MEETING OF STOCKHOLDERS IN 1996:

        RONALD G. ASSAF (a) . . . . . . . . . .       60        1966          Chairman of the Board of Directors and
                                                                              Chief Executive Officer

        DR. ARTHUR G. MILNES (b)(d)(e)  . . . .       73        1968          Director

Continuing Directors to serve until
Annual Meeting of Stockholders in 1997:

        JEROME M. LeWINE (a)(d) . . . . . . . .       55        1974          Director

        TIMOTHY P. HARTMAN (c)  . . . . . . . .       56        1995          Director

        ROBERT A. VANOUREK  . . . . . . . . . .       53        1995          President, Chief Operating Officer and
                                                                              Director

------------------------------
(a) Member of the Executive Committee  (d)  Member of the Compensation Committee
(b) Member of the Audit Committee      (e)  Member of the Stock Incentive Plan
(c) Member of the Finance Committee         Committee


                 Ronald G. Assaf, a founder of the Company, has been Chairman of the Board of Directors of the Company since October 1971 and served as President and Chief Executive Officer of the Company from 1974 to January 1986. In January 1988, Mr. Assaf was appointed Co-Chief Executive Officer and in July 1988 was reappointed to the positions of President and Chief Executive Officer. In October 1995, Mr. Assaf relinquished the title of President when Robert A. Vanourek was appointed President and Chief Operating Officer of the Company. Mr. Assaf continues to serve as Chairman of the Board and Chief Executive Officer. Mr. Assaf is also a director of Hilite Industries Inc. and Computer Integration Corporation.

                 Thomas V. Buffett is President of Clipper Investments, a private firm that invests in, and provides consulting services to, the alarm industry. He served as Chairman and Chief Executive Officer of Automated Security (Holdings) PLC, a United Kingdom-based international company specializing in electronic security, from 1974 through October 1994.

                 Jerome M. LeWine has been a partner of the New York City law firm of Christy & Viener for more than five years.

                 James E. Lineberger has been Chairman of the Executive Committee of the Company since 1974. From January 1988 to July 1988, Mr. Lineberger served as Co-Chief Executive Officer of the Company. He has been a partner of Lineberger & Co. and its predecessors, private investment firms, since 1974. Additionally, Mr. Lineberger serves as Chairman of the Board of Directors of Hilite Industries Inc.

                 Dr. Arthur G. Milnes is professor emeritus of electrical and computer engineering at Carnegie-Mellon University, Pittsburgh, Pennsylvania, where he has been a member of the faculty for more than five years.

                 John T. Ray, Jr. has served since June 1985 as the Senior Vice President and General Manager of the United States Adhesives, Sealants and Coatings Division of H.B. Fuller Company, expanded in 1994 to include Mexico and Canada and now known as North American ASC Group.

                 Timothy P. Hartman was appointed a Director of the Company in July 1995 by the Board of Directors. Mr. Hartman serves as Chairman of NationsBank of Texas and, until his retirement in 1994, also was a director and Vice Chairman of its parent corporation. Before joining the NationsBank organization in 1982, Mr. Hartman was the Chief Financial Officer of Baldwin-United Corporation, a diversified financial services company, with which he was associated from 1963 through 1981.

                 Robert A. Vanourek joined the Company in October 1995, as its President and Chief Operating Officer. Since 1992, Mr. Vanourek had been President and Chief Executive Officer of

Recognition International, Inc. ("Recognition"), a provider of document processing hardware, software and services worldwide, until its recent merger with BancTek, Inc. He acted as Co-Chief Executive Officer of Recognition from 1989 to 1992. Before joining Recognition, Mr. Vanourek was a Group Vice President of Pitney Bowes, Inc., with which he had been affiliated since 1981, and prior to that, he had positions with Avery Dennison Corporation and Couroc Corporation.

                 None of the directors has any family relationship with any other director or with any executive officer of the Company.

                 The Company has no reason to believe that the nominees will be unable or unwilling to serve as directors, if elected. If, however, the nominees should decline or be unable to act as directors, the shares represented by the enclosed proxy will be voted for such other person or persons as may be nominated by the Board of Directors.

Committees and Meetings

                 The Board of Directors has standing Executive, Audit, Finance, Compensation and Stock Incentive Plan Committees. The Board of Directors does not have a standing nominating committee.

                 The Audit Committee reviews the proposed scope of audit and non-audit services and the fees proposed to be charged for such services, reviews the reports and receives comments and recommendations from the Company's internal audit function and the Company's independent auditors following completion of the annual audit, and reviews with such auditors and management the Company's accounting policies and the adequacy of the Company's internal accounting controls. As in the case of the 1995 audit, the Audit Committee also deals with special matters relating to the Company's accounting practices and financial statements brought to its attention by the Company's internal auditors, management or the Company's independent auditors. The Audit Committee met two times during the 1995 fiscal year.

                 The Finance Committee was established early in fiscal 1996 to evaluate and provide counsel on proposals for short- and long-term financing for the Company and other financial transactions.

                 The Compensation Committee implements the Company's cash compensation policies and determines the salaries, bonuses and certain other benefits of executive officers of the Company. The Compensation Committee also administers the Stock Purchase Loan Plan and from time to time makes recommendations to the Board of Directors regarding other compensation matters. The Compensation Committee met three times during the 1995 fiscal year.

                 The Stock Incentive Plan Committee administers the Company's 1995 Stock Incentive Plan (the "1995 Plan"), as well as the Company's 1989 Stock Incentive Plan (the "1989 Plan") with respect to options outstanding thereunder (no new options have been granted under the 1989 Plan since the adoption of the 1995 Plan). Administration of the 1995 Plan includes the granting of awards to officers, key employees and directors who are eligible to participate in the 1995 Plan. The Stock Incentive Plan Committee met seven times during the 1995 fiscal year.

                 The Board of Directors held seven meetings during the 1995 fiscal year. No director of the Company during the last fiscal year attended fewer than 100% of the aggregate number of meetings of the Company's Board of Directors and all committees of the Board of Directors on which he served, except for Mr. Pardue, who did not attend the two meetings scheduled after the announcement of his resignation but before its effective date.

Compensation of Directors

                 During fiscal 1995, the directors of the Company (other than Messrs. Assaf and Pardue) received annual compensation for all services as follows: Mr. Lineberger, $152,019; Mr. Buffett, $80,000; Mr. LeWine, $50,000; Dr. Milnes, $33,200; Mr. Ray, $20,000; and, in the cases of Dr. Milnes and Mr. Ray, an additional $3,000 for each meeting of the Board of Directors (other than telephonic meetings), an additional $3,000 for service on the Audit Committee, and an additional $3,000 for service on compensation committees. In the cases of Messrs. Lineberger and Buffett, such compensation reflects their services both as directors and as Chairman of the Executive Committee and as Vice Chairman of the Board, respectively. Mr. Lineberger also participates in various benefit plans and the bonus program for executive officers of the Company. Mr. Hartman receives compensation for his services as a director in the amount of $20,000 per year, plus an additional $3,000 for each meeting of the Board of Directors (other than telephonic meetings).

                 In addition, the directors of the Company participate in either the Directors Stock Option Plan (the "Directors Plan") or the 1995 Plan. In fiscal 1995, Dr. Milnes and Mr. Ray each received 10-year options to purchase 7,500 shares of Common Stock, exercisable on a cumulative basis in three equal annual installments, under the Directors Plan, which provides for annual, non-discretionary grants in such amount (after an initial grant to new directors participating in the Directors Plan of an option to purchase 20,000 shares) at an exercise price per share equal to the fair market value of a share of Common Stock on the date of grant. Mr. Hartman received an initial grant of an option to purchase 20,000 shares of Common Stock under the Directors Plan upon joining the Board, effective July 14, 1995. Messrs. Lineberger and LeWine received options to purchase a total of 25,000 and 18,500 shares of Common Stock, respectively, under the 1995 Plan, including options for 15,000 shares for Mr. Lineberger and 11,000 shares for Mr. LeWine that were granted under the additional terms and conditions set forth in the Company's Long-Term Incentive Program ("LTIP"). (See footnote 1 to the table "Option/SAR Grants in Last Fiscal Year" for a summary of the terms of options granted under the 1995 Plan, including options granted under the LTIP.)
Messrs. Lineberger and LeWine also received grants of 4,600 shares and 3,100 shares of restricted stock, respectively, under the 1995 Plan, the vesting and additional terms of which are governed by the LTIP. (See footnote 3 to the "Summary Compensation Table" for certain terms of the restricted stock awards granted pursuant to the LTIP.) Messrs. Assaf and Pardue also participated in the 1995 Plan, as described below under "Executive Compensation."

                 A Board of Directors Retirement Plan for non-officer directors, adopted in 1989, provides for monthly payments over 15 years beginning upon the later of the attainment of age 60 or retirement from the Company, or upon the director's earlier death. The Plan provides that the benefits are 50% vested after five years of service and are vested an additional 10% for each year of service thereafter. Benefits are payable to the director's designated beneficiary or estate in the event of death. If the director dies while in office and prior to attaining the age of 60, the director's vested interest would be deemed to be equal to that which would have accrued had he remained in office until attaining that age. Annual benefits are fixed by the Board of Directors or a committee thereof and are currently fixed at $50,000 for Mr. LeWine and $20,000 for each of Dr. Milnes and Mr. Ray.


                             EXECUTIVE COMPENSATION

         REPORT OF THE COMPENSATION AND STOCK INCENTIVE PLAN COMMITTEES

                 The Compensation Committee of the Board of Directors, consisting of Messrs. Ray and LeWine and Dr. Milnes, and the Stock Incentive Plan Committee of the Board, consisting of Mr. Ray and Dr. Milnes, implement the Company's compensation programs. The Compensation

Committee is responsible for periodically reviewing and determining the cash compensation and certain other non-equity-based benefits of the Company's executive officers. The Stock Incentive Plan Committee administers the Company's 1995 Plan and grants awards thereunder to the Company's executive officers, key employees and participating directors, including stock-based long-term incentive compensation under the LTIP. The Committees receive Mr. Assaf's recommendations with respect to compensation of the Company's other executive officers and meet with Mr. Assaf to evaluate such executives' performance and, at times, to discuss the bases for his recommendations. The Committees meet without Mr. Assaf to evaluate his performance and to determine compensation of all executive officers.

                 The Committees provide the following report, each being responsible for the portions thereof which refer to them or their separate functions.

                 The Company's executive compensation programs are designed to attract and retain qualified leaders and motivate them to achieve the Company's short- and long-term business objectives. The Company believes that the key to achieving such goals is to provide compensation which is competitive with the compensation packages provided by comparable companies and of which a high proportion is "at risk" for performance, in the form of annual incentive bonuses and long-term stock-based incentives.

Fiscal 1995 Performance

                 Fiscal 1995 was a year of both successes and disappointments for the Company. On the positive side, the Company expanded its product and market breadth with a number of significant acquisitions and partnerships, including the purchase of Knogo Corporation's operations outside North America and the acquisitions of Software House, Inc., a leading supplier of high-end access control systems, and Case Security Limited, a well-known provider of security systems for the U.K. financial industry. The Company also purchased Glen Industrial Communications, Inc., a U.S. systems integrator, and several smaller systems integrators in Europe. New products and technology were brought to market, including Rapid Pad II, a new Ultra-Max(R) deactivator; a new line of video managers designed to give customers the ability to integrate closed circuit television systems with other software systems, and a new proprietary electromagnetic label, the SensorStrip(TM). In addition, production capacity increased with the establishment of a European manufacturing facility in Cork, Ireland, and the enlargement of the Company's manufacturing facilities in both Boca Raton, Florida and Puerto Rico. The Company implemented its "Customer Care" program to provide extended technical assistance and product information to customers and sales representatives. The Company also restructured its commercial/industrial subsidiaries into a new Security Products Division to improve coordination, control and expansion of supplies of those products to the Company's dealers.

                 Despite its customer and product successes and substantial revenue increases, however, the Company failed to meet its earnings targets for fiscal 1995. That disappointment, and an extensive year-end examination by the Company's auditors authorized by the Audit Committee, demonstrated that the development of the Company's management organization had failed to keep pace with the growth of its revenues. Expenses also grew significantly faster than revenues, particularly in the second half of the fiscal year, and the integration of Knogo's international operations into the Sensormatic European network has been slower and more costly than expected. In addition, third quarter results were required to be restated downwards, primarily due to the premature recognition of revenue on certain shipments made after quarter-end and on certain shipments not supported by adequate documentation.

                 To address these problems, the Company has implemented corrective actions, which will require management's continuing efforts. All financial activities and their reporting have now been centralized. A Company-wide expense reduction program, designed to reduce operating expenses by ten percent, has begun. Throughput at the Irish manufacturing facility will increase, to improve margins, and programs have begun to enhance inventory turns and accelerate the collection of receivables, thereby improving the Company's cash flow and reducing debt and related interest expense.

                 Notwithstanding the disappointments of fiscal 1995, it is clear that the Company's business remains vital. Its markets are strong and growing. Revenues for fiscal 1995 grew 36 percent to over $889 million. Revenues from the Company's commercial/industrial business -- which amounted to $6.5 million five years ago -- were $213 million for fiscal 1995, and now account for 24 percent of the Company's business. Management's near-term challenge will be to resolve the problems that surfaced in fiscal 1995, while continuing to achieve and maintain the highest standards of performance in all aspects of the Company's worldwide business.

                 These circumstances, and management's performance in response thereto, had a substantial impact on the Committees' assessment of the overall performance of participating executive officers and resulting compensation decisions for fiscal 1995.

Base Salary

                 The Compensation Committee establishes base compensation for executive officers reflecting both the individual's responsibilities and experience and the competitive salary ranges for executives with similar responsibilities in corporations with revenues comparable to those of the Company, taking into account relative profitability. The Compensation Committee relies on information from a variety of sources to determine competitive cash compensation ranges, including, in fiscal 1995, executive compensation surveys conducted by three employee benefit consulting firms. The base salaries of the Company's executive officers are generally set at or below the median salaries reported for comparable positions.

                 Base salaries are modified annually, generally near the beginning of a calendar year, by the Compensation Committee as warranted by the performance of the Company or the applicable department or business unit, or by the performance of the executive officer or changes in his responsibilities. The Compensation Committee believes that the increases it adopted in January 1995 are in line with current trends at comparable companies, while also reflecting the Company's growth and performance to such date.

Bonuses

                 The annual cash bonus component of an executive officer's compensation depends upon the officer's performance, that of the Company and, if the executive officer has responsibility for a particular department or business unit, the performance of that department or business unit. The Compensation Committee believes that an executive officer's responsibility for the success of his business unit and of the Company increases as his duties expand. Accordingly, a larger proportion of a more senior executive officer's compensation generally will be variable, performance-based incentive compensation, compared to that of other executive officers.

                 In addition, the Compensation Committee reviews information derived from executive compensation surveys comparing the percentage of salary represented by performance-based bonuses for both the Company's officers and key personnel and the average such percentage for other companies. The Company's incentive bonuses typically constitute a substantially greater proportion of base salary than the average for other companies, although such bonuses are reduced substantially if the performance of the Company fails to meet earnings and other targets, as was the case in 1995.

                 Mr. Assaf's bonus is determined with reference to a broad range of criteria, including the Company's financial results generally, the achievement of, or failure to achieve, budgetary goals, the Company's growth, his contribution to the realization of the Company's strategic plan and other objectives, and his role in expanding the Company's businesses and its leadership in its markets. Certain officers, including Messrs. Buck, Gillette, Price and Witter, receive incentive bonuses based primarily on performance goals for the business unit or revenue-producing operations for which they are responsible. In general, bonuses for fiscal 1995, including Mr. Assaf's bonus, were significantly below bonuses awarded in the two prior fiscal years, due to the Company's disappointing earnings performance this past year.

Stock-Based Incentives

                 The Company believes that stock options are a very important component of executive compensation because they encourage an executive to remain in the Company's employ and link long-term rewards to stock price appreciation. The Stock Incentive Plan Committee recognizes that such long-term incentives will motivate executives to balance pressures to manage for the short-term with the steps necessary to assure the Company's future vitality. Under the Company's regular stock option incentive program, options typically are granted annually.

                 In the first quarter of fiscal 1995, the Stock Incentive Plan Committee worked closely with compensation consultant Towers Perrin to design a further long-term incentive program under the 1995 Plan to reward those corporate officers, certain directors of the Company and other key management personnel who contribute significantly to the realization of the Company's strategic goals. The Board of Directors adopted the LTIP, as well as the 1995 Plan under which LTIP awards are made early in fiscal 1995. The stockholders approved the 1995 Plan in November 1994. The LTIP has since been implemented by the Stock Incentive Plan Committee. Awards granted under the LTIP are designed to serve as longer-term incentives than yearly option grants under the 1995 Plan, and are not expected to be made on an annual basis. In particular, options and restricted stock awarded under the terms of the LTIP have longer vesting schedules than has been the case with most prior option grants to participants, with earlier vesting in whole or in part if certain four-year performance goals, based on cumulative earnings per share and changes in the price of the Company's Common Stock compared to changes in the prices of comparable securities of companies competing with the Company, are achieved.
In effect, the LTIP establishes a framework to determine the composition, size and vesting of such long-term incentive awards, and is an extension of the Company's policy that performance is essential to determining an officer's total compensation, both in the short and long term.

                 In determining the size of a grant to an executive officer or participating director under the regular stock option incentive program, the Stock Incentive Plan Committee considers the number of shares that would be thought to be a meaningful incentive for long-term performance, given the participant's position, responsibilities, level of cash compensation and expected contributions, as well as the recommendations of employee benefits consultants who have studied levels of such compensation at comparable companies. At times, the Stock Incentive Plan Committee also takes into account whether extraordinary effort would be required to reach particular objectives in succeeding periods. The size of the options granted under the terms of the LTIP for fiscal 1995 was based on recommendations developed by Towers Perrin, the compensation levels of the grantees and the Stock Incentive Plan Committee's evaluation of the entire package of long-term, stock-based incentives granted to each participant. In fiscal 1994 the Stock Incentive Plan Committee adopted a new vesting schedule with respect to options granted to certain executive officers under its regular stock option program, placing more emphasis on achieving results that will enhance the value of the Company's Common Stock.

                 In addition to the options granted under the 1995 Plan pursuant to the LTIP, in fiscal 1995 the Company made awards of restricted stock, the terms of the vesting of which are set forth in the LTIP and are intended to create incentives to enhance the Company's performance and achievement of its strategic goals over the following four fiscal years. As it did to determine the number of stock options awarded under the LTIP in fiscal 1995, the Stock Incentive Plan Committee considered recommendations by Towers Perrin, as well as the grantees' overall compensation and specifically, long-term incentives, to determine the number of restricted shares to be awarded to each participating executive.

Additional Factors Relating to CEO's Compensation

                 The Committees measured Mr. Assaf's performance in fiscal 1995 by the standards discussed above, and with consideration of his role in building a strong management organization with the depth and experience to implement the Company's long-term strategic plan.

                 Mr. Assaf was a founder of the Company and has been a driving force in its growth over twenty-five years. The Company has become, and remains, the leading electronic article surveillance supplier in every market in which it competes. Mr. Assaf has led the Company's efforts to develop technical innovations, improve quality, increase efficiency and aggressively pursue new areas of growth, internally and by acquisitions and strategic alliances. He initiated the Company's strategic plan, which has evolved and continues to evolve under his leadership. The strategic plan has provided the structure for achieving the Company's market expansion and technology development goals, emphasizing diversification of its product lines and the broadening of its markets. The Committees believe that Mr. Assaf's leadership, vision and management of the Company have fueled the growth in the Company's revenues, from less than $100 million seven years ago to more than $889 million in fiscal 1995. Mr. Assaf's continued efforts and commitment to the Company remain important to the achievement of its strategic goals.

          Compensation Committee                   Stock Incentive Plan Committee
          ----------------------                   ------------------------------
             Jerome M. LeWine                              Arthur G. Milnes
             Arthur G. Milnes                              John T. Ray, Jr.
             John T. Ray, Jr.


          COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

                 The Company established a Stock Purchase Loan Plan (the "Loan Plan") in 1979 under which officers, directors and certain designated key employees may borrow an amount equal to the purchase price of shares of the Company's Common Stock purchased upon exercise of their respective stock options ("Option Shares") and an amount approximating the amount of income tax liability resulting from the exercise of such options. Under the Loan Plan, loans generally bear interest at the rate of 4% per annum, payable annually. Loans are required to be secured and to comply with Federal Reserve margin requirements, to the extent applicable. The loans generally are due within five years of the date of the loan, upon cessation of employment or upon the sale of the Option Shares, whichever occurs first. (Information regarding loans to directors and executive officers under the Loan Plan is set forth below under "Stock Purchase Loan Plan.")

                 The firm of Christy & Viener, of which Mr. LeWine is a partner, acts as counsel to the Company and also performs legal services for the Company's domestic and foreign subsidiaries. The firm received fees in the aggregate amount of approximately $2,084,000 for legal services rendered to the Company and its subsidiaries during the fiscal year ended June 30, 1995.

                           SUMMARY COMPENSATION TABLE

                 The following table shows compensation for services rendered in all capacities to the Company and its subsidiaries during fiscal 1995, 1994 and 1993 by the Chief Executive Officer, by the former Chief Operating Officer, who resigned from his offices with the Company effective June 30, 1995, and by the next four highest-paid executive officers of the Company.

                                                                                   Long-Term
                                                                                  Compensation
                                              Annual Compensation                    Awards
                                      ---------------------------------   ----------------------------
     Name and Principal                                    Other Annual     Restricted                         All Other
     ------------------               Salary      Bonus    Compensation    Stock Awards  Options/SARS        Compensation
          Position            Year    ($)(1)      ($)        ($)(2)            ($)(3)       (#)(4)                ($)
          --------            ----    ------     -------   ------------  --------------- -------------    ---------------------
 Ronald G. Assaf,             1995    521,154    200,000           --         726,669        150,000        54,166 (6)(7)(8)(9)
 Chairman of the Board of     1994    464,615    425,000           --           --            75,000        79,054 (6)(7)(8)(9)
 Directors, President and     1993    415,484    370,000           --           --         1,200,000        51,046 (7)(8)(9)
 Chief Executive Officer (5)
-------------------------------------------------------------------------------------------------------------------------------
 Michael E. Pardue (10),      1995    277,095    100,000           --           --            35,000(11)    50,220 (7)(8)(9)(12)
 Executive Vice President,    1994    241,038    205,000           --           --            35,000        40,959 (7)(8)(9)(12)
 Chief Operating Officer      1993    202,476    165,000           --           --            75,000        11,069 (7)(8)(9)(12)
 and Chief Financial Officer
-------------------------------------------------------------------------------------------------------------------------------
 Gerd Witter,                 1995    209,365     83,960           --         305,638         47,000        76,830 (9)(12)
 President, Sensormatic       1994    215,405    153,513           --           --            20,000        60,516 (9)(12)
 Europe(13)                   1993    229,488    316,560           --           --            45,000        10,120 (9)(12)
-------------------------------------------------------------------------------------------------------------------------------
 C. Dawson Buck,              1995    297,506     30,955           --         258,856         42,000       145,833 (14)
 Senior Vice President and    1994    276,900     61,595           --           --            20,000       111,581 (14)
 President, Sensormatic       1993    198,854    116,218           --           --            75,000        18,505 (14)
 International (14)
-------------------------------------------------------------------------------------------------------------------------------
 Dennis C. Gillette,          1995    162,445    129,000           --         246,381         41,000        95,444 (7)(8)(9)(12)
 Senior Vice President        1994    154,443    137,300           --           --            20,000        79,295 (7)(8)(9)(12)
                              1993    144,750    134,900           --           --            37,500        18,692 (7)(8)(9)
-------------------------------------------------------------------------------------------------------------------------------
 Terry W. Price,              1995    193,640     50,500           --         184,006         34,000        36,171 (7)(8)(16)
 Group Vice President,        1994    180,203     54,200    99,929 (15)         --            20,000        27,867 (7)(8)(16)
 Commercial/Industrial        1993    172,569     47,300    34,491 (17)         --            15,000        13,457 (7)(8)(16)
-------------------------------------------------------------------------------------------------------------------------------

(1) Annual raises generally are effective near the beginning of a calendar year. The amounts set forth for each fiscal year reflect amounts actually paid during that fiscal year, including about six months at the prior year's annual rate and about six months at the annual rate for such fiscal year.

(2) With the exception of Mr. Price, none of the named executive officers of the Company received reportable amounts of Other Annual Compensation for fiscal 1993, 1994 or 1995 which would be required to be disclosed herein.

(3) Restricted stock was first awarded to participants in the Company's 1995 Long-Term Incentive Program (the "LTIP") adopted in fiscal 1995 under the 1995 Stock Incentive Plan (the "1995 Plan"). The total undiscounted value of aggregate restricted stock holdings of each of the named executive officers as of the date of grant is set forth in this column, although vesting is contingent on Company performance requirements as well as continued employment with the Company. Dividends payable on restricted stock awards pursuant to the 1995 Plan and the LTIP are held by the Company and paid to the grantee upon vesting, if and when vesting occurs. As of June 30, 1995, the value of the restricted stock held by the named executive officers was $827,150, $347,900, $294,650, $280,450 and $209,450 for
         Messrs. Assaf, Witter, Buck, Gillette and Price, respectively.

(4) The options granted in fiscal 1993 have been adjusted to reflect the Company's 3-for-2 stock split in November 1993. Options granted in fiscal 1995 include options granted under the terms of the LTIP. The Company has not issued any stock appreciation rights to the named executive officers. See footnote 1 to the table "Option/SAR Grants in Last Fiscal Year" for summary terms of options granted.

(5) Mr. Assaf was President of the Company throughout fiscal 1995. In October 1995, Robert A. Vanourek became President and Chief Operating Officer of the Company.

(6) Includes a contribution of $33,720 toward the funding of a $3,000,000 death benefit provided by the Company. The Company has purchased a life insurance policy on Mr. Assaf, the death benefit of which will reimburse the Company for a portion of this commitment.

(7) Includes contributions made by the Company under its Employee Stock Ownership Plan, which is a defined contribution plan, to or for the benefit of the eligible named executive officers. Under the ESOP, the Company makes an annual contribution to a trust fund for the benefit of participants in an amount determined by the Board of Directors. Fund assets are required to be invested primarily in the Company's Common Stock. The trust fund holds shares which it previously acquired from the Company at a price of $8.46 per share, paid for by delivery of a promissory note of the ESOP's trustee. Principal and interest of the note are payable from the proceeds of the Company's annual contributions. As the indebtedness is retired, a proportionate amount of the purchased shares are allocated to the accounts of eligible employees under such plan. In fiscal 1995, the Company contributed $761 each for the accounts of Messrs. Assaf, Pardue, Gillette and Price.

(8) Includes contributions made by the Company under its Sensor Save Plan ("SSP"), which is a defined contribution plan, to or for the benefit of the eligible named executive officers. The SSP is a 401(k) plan under which the Company makes annual contributions as determined by the Board of Directors and additional contributions matching a proportion of participating employees' voluntary contributions. In fiscal 1995, the Company contributed $3,375 each to the accounts of Messrs. Assaf, Pardue, Gillette and Price.

(9) Includes contributions made by the Company under or in connection with the Executive Salary Continuation Plan ("ESCP"), which is a plan that provides for defined deferred compensation benefits, to or for the benefit of the eligible named executive officers. Under the ESCP, a participating executive officer will receive an annual retirement benefit of an amount determined by the Board of Directors multiplied by a percentage equal to the participant's vested interest as of the date of the participant's termination of employment. Benefits generally vest over a 15-year schedule and are payable in monthly installments for 15 years from the later of the participant's attainment of retirement age (60) or the participant's actual retirement from employment with the Company, or, if earlier, from the participant's death. The Company has purchased life insurance policies on the participants and anticipates that the cash surrender value and death benefits of such policies will reimburse the Company for a portion of its obligations under the ESCP. The Company's contributions toward the funding of benefits under the ESCP during fiscal 1995 were $12,260, $13,348, $24,130 and $27,398 for Messrs.
         Assaf, Pardue, Witter and Gillette, respectively. Based upon the ESCP as presently in effect, Messrs. Assaf, Witter and Gillette, assuming their respective vested interests will be 100% upon attaining retirement age, could expect to receive annual retirement benefits under the ESCP of $255,000, $100,000 and $102,000, respectively, as last determined by the Board of Directors.

(10) Mr. Pardue resigned as a director and officer of the Company, effective June 30, 1995. See the last paragraph of this Section regarding the Company's severance arrangements with Mr. Pardue.

(11) The options granted to Mr. Pardue during fiscal 1995 were canceled as of June 30, 1995.

(12) Includes contributions made by the Company under or in connection with the Senior Executive Defined Contribution Retirement Plan (the "Senior Executive Plan"), which is a target benefit defined contribution plan, to or for the benefit of the eligible named executive officers. Under the Senior Executive Plan, which was established by the Company in fiscal 1994 for certain senior officers, a participant will receive an annual retirement benefit equal to the lesser of (i) the benefit previously targeted for such participant by the Board of Directors and
         (ii) the benefit which could be paid out of such participant's investment account under the Senior Executive Plan, the annual yield of which will be determined by the chief executive officer of the Company, subject to the approval of the Board of Directors or a committee thereof, in each case multiplied by a percentage equal to the participant's vested interest as of the date of the participant's termination of employment. Benefits under the Senior Executive Plan generally vest over a 15-year schedule, but a participant who has ten or more years of service and is employed by the Company immediately prior to his normal retirement is deemed to be 100% vested upon retirement. Benefits are payable in monthly installments for 15 years after the later to occur of the participant's attainment of retirement age (60) or his actual retirement from employment with the Company, or, if earlier, the participant's death. Upon a change in control of the Company, the monthly benefit payable under the Senior Executive Plan would become equal to the targeted benefit and the participant's benefit under the Senior Executive Plan would become 100% vested. The Company has purchased life insurance policies on the participants and anticipates that the cash surrender value and death benefits of such policies will reimburse the Company for substantially all its obligations under the Senior Executive Plan. The Company's contributions toward the funding of benefits under the Senior Executive Plan during fiscal 1995 were $31,200, $52,700 and $61,500 for Messrs. Pardue, Witter and Gillette, respectively. Based upon the Senior Executive Plan as presently in effect, Messrs. Witter and Gillette, assuming their respective vested interests will be 100% upon attaining retirement age and the yield from their respective investment accounts will be sufficient to fund their respective targeted benefits (as last determined by the Board of Directors), could expect to receive annual retirement benefits under the Senior Executive Plan of $68,000 and $41,000, respectively.

(13) Although Mr. Witter's cash compensation is presented in U.S. dollars, such compensation is determined and payable in German marks. Fluctuations in the rate of exchange between the two currencies from year to year result in fluctuations in the cash compensation of Mr. Witter as reported from year to year in U.S. dollars.

(14) Although Mr. Buck's cash compensation is presented in U.S. dollars, such compensation is determined and payable in British pounds sterling. Fluctuations in the rate of exchange between the two currencies from year to year will result in fluctuations in the cash compensation of Mr. Buck as reported in U.S. dollars. Amounts of All Other Compensation include contributions made by the Company for the benefit of Mr. Buck under a defined benefit pension plan sponsored by ASH, his former employer (the "ASH Plan"), and under a defined contribution money purchase plan for the Company's employees located in the United Kingdom (the "U.K. Plan"). In connection with its acquisition of the European EAS, CCTV and exception monitoring loss prevention systems division of ASH ("ALPS") in fiscal

         1993, the Company agreed to preserve the level of benefits of certain ASH employees, including Mr. Buck, who joined the Company as a result of such acquisition. The Company made a contribution in the amount of $18,505 under the ASH Plan to continue temporarily Mr. Buck's participation in such plan until July 31, 1993. On August 1, 1993, Mr. Buck became a participant in the U.K. Plan, and his accrued benefits under the ASH Plan have been transferred to the U.K. Plan. Pension benefits under the U.K. Plan are payable in monthly installments from the later to occur of the participant's attainment of retirement age (60) or his actual retirement from employment with the Company, or, if earlier, the participant's death. In addition, the U.K. Plan provides for early retirement at age 50, with the consent of the Company. Under the U.K. Plan, benefits vest over a two-year period and are funded from a participant's investment account under such Plan. In order to meet the projected level of retirement benefits that Mr. Buck would have received under the ASH Plan, the Company contributed during fiscal 1995 $145,833 (or 46% of Mr. Buck's pensionable salary) to Mr. Buck's account under the U.K. Plan; in addition, Mr. Buck contributed 4% of his pensionable salary to such account. The Company expects that its funding rate for Mr. Buck's pension benefits will remain constant until his retirement.

(15) Of this total Other Annual Compensation, $74,510 represents reimbursement for taxes paid by Mr. Price as a result of his relocation to Florida in fiscal 1993. The balance includes benefits paid under the Company's Executive Medical Reimbursement Plan, membership dues and an automobile allowance.

(16) Includes contributions made by the Company under or in connection with the Key Executive Supplemental Retirement Plan (the "KESRP"), a plan providing for deferred defined compensation benefits for certain executive officers and other key employees not covered by the Senior Executive Plan or by the ESCP. In the case of Mr. Price, the KESRP would provide ten years of monthly payments of a targeted benefit determined by the Chief Executive Officer with the approval of the Board, subject to periodic reviews and other factors. The award vests 5% after three years of service, an additional 5% for each year of service through eight years of service, and an additional 10% for each year through fifteen years of service. The vested interest of a participant who has ten or more years of service and is employed by the Company immediately prior to his normal retirement (age 62) is deemed to be 100% upon such retirement. The full targeted benefit is payable to the participant's beneficiary or his estate in the event of death or disability while actively employed by the Company. Upon a change in control of the Company, the monthly benefit payable under the KESRP would become equal to the targeted benefit and the participant's benefit under the KESRP would become 100% vested. The Company has invested in insurance contracts on the lives of KESRP participants to provide the primary source of funds for benefit payments under the KESRP. The Company's contribution toward the funding of benefits under the KESRP during fiscal 1995 was $30,185 for Mr. Price. Based upon the KESRP as presently in effect, and assuming his interest would be 100% upon attaining normal retirement age, Mr. Price could expect to receive annual retirement benefits of $46,250.

(17) Represents reimbursement for taxes paid by Mr. Price as a result of his relocation to Florida in fiscal 1993.

               The Company has an employment agreement with Mr. Assaf which expires June 30, 1996, providing for Mr. Assaf to receive a minimum annual salary of $435,000. The Company also has an employment agreement with Mr. Vanourek, terminable by the Company on 30 days' notice, pursuant to which he will receive a base salary of $425,000 per annum and a guaranteed bonus of $350,000 for the first year of his employment. Mr. Vanourek is entitled to two years' severance if his employment terminates under certain circumstances. The Company also has an employment agreement with Mr. Witter, providing for a minimum annual salary of 313,000 German marks until

October 31, 1996, and with Mr. Buck, providing for a minimum annual salary of 188,500 British pounds sterling plus an annual cost of living increase, which is terminable upon two years' notice.

               Michael E. Pardue resigned his positions as director and executive officer of the Company, effective June 30, 1995. The Company has entered into a Termination Agreement with Mr. Pardue, pursuant to which the Company will make payments totaling $1,029,000 to Mr. Pardue during the period ending July 1, 1997, in consideration of Mr. Pardue's agreement, among others, not to compete with the business of the Company. Pursuant to the Termination Agreement, the options granted to Mr. Pardue during fiscal 1993 and 1994 will remain in effect for their original terms (ten years from the date of grant). (Options and a restricted stock award granted Mr. Pardue in fiscal 1995 were canceled as of June 30, 1995.) Pursuant to the Termination Agreement, the Company has no further obligations to Mr. Pardue under its executive retirement plans.

                     OPTION/SAR GRANTS IN LAST FISCAL YEAR

               The following table provides certain information with respect to options granted to each person named in the Summary Compensation Table during fiscal 1995. In addition, in accordance with Securities and Exchange Commission rules, there are shown hypothetical gains that would exist for the options granted, based on assumed rates of annual compound stock price appreciation of 5% and 10% from the date the options were granted over the full option term. The named officers will realize no gain on these options unless the price of the Common Stock increases above the exercise price for such options, which will benefit all stockholders proportionately. No stock appreciation rights have been awarded by the Company.

                                      Individual Grants
                      -------------------------------------------------
                                    Percent of                               Potential Realizable Value at
                       Options/       Total                               Assumed Annual Rates of Stock Price
                         SARS      Options/SARS                                    Appreciation for
                      Granted in    Granted to     Exercise                         Option Term(2)
                        Fiscal     Employees in    or Base   Expiration             --------------
         Name           Year(1)    Fiscal Year      Price       Date              5%($)             10%($)
         ----           -------    -----------      -----    ----------           -----             -------
 Ronald G. Assaf         75,000       15.5%         $28.50     2/3/05             1,344,300          3,406,600
                         75,000                     $31.1875   12/3/04            1,471,000          3,727,900
 Michael E. Pardue       35,000        3.6%         $28.50     6/30/95(3)          --                 --
 Gerd Witter             15,000        4.9%         $28.50     2/3/05               268,900            681,300
                         32,000                     $31.1875   12/3/04              627,600          1,590,600
 C. Dawson Buck          15,000        4.4%         $28.50     2/3/05               268,900            681,300
                         27,000                     $31.1875   12/3/04              529,600          1,342,000
 Dennis C. Gillette      15,000        4.3%         $28.50     2/3/05               268,900            681,300
                         26,000                     $31.1875   12/3/04              510,000          1,292,300
 Terry W. Price          15,000        3.5%         $28.50     2/3/05               268,900            681,300
                         19,000                     $31.1875   12/3/04              372,700            944,400
--------------------------------------------------------------------------------------------------------------
 All Optionees          964,966        100%         $28.99                  $    17,591,300    $    44,579,700
 (participants)(4)
--------------------------------------------------------------------------------------------------------------
 All Stockholders'                                                          $ 1,354,264,000    $ 3,431,970,900
 Potential  Realizable
 Value at Assumed
 Growth Rates(5)
--------------------------------------------------------------------------------------------------------------

(1) All options granted during the period were granted pursuant to the 1995 Stock Incentive Plan (the "1995 Plan"), at the fair market value on the date of grant. Certain options were granted under the 1995 Plan subject to the additional requirements of the Company's Long-Term Incentive Program (the "LTIP"). All options granted to the named executives have terms of ten years and, with respect to annual grants made after January 1994 under the Company's Stock Incentive Plans, become exercisable in full after the fifth anniversary of the date of grant or at such earlier date on which the fair market value of the Company's Common Stock has exceeded the exercise price by at least 35% for at least ten consecutive trading days, provided such earlier date is after the first anniversary of the date of grant. Options granted under the terms of the LTIP become exercisable in whole or in part on the date on which the Company releases earnings data for fiscal 1998, to the extent certain performance standards are achieved, and, to the extent they have not become exercisable on such earlier date, on November 3, 2004. Options granted under the 1995 Plan and its predecessors to other officers, and to the named executives prior to the 1994 fiscal year, generally have terms of ten years and become exercisable on a cumulative basis in three equal annual installments, commencing on the first anniversary of the date of grant.

(2) The potential realizable value of these options does not take into account any taxes or other expenses that might become payable as a result of exercise. The Company expresses no opinion and makes no representation that this level of appreciation will, in fact, be realized.

(3) Mr. Pardue resigned as an officer and director of the Company effective June 30, 1995. The options issued to him in fiscal 1995 were canceled as of that date.

(4) Calculated based on the weighted average exercise price of all options granted during fiscal 1995 ($28.99), and assuming all options have a term of ten years.

(5) Calculated based on the weighted average exercise price of all options granted during fiscal 1995 ($28.99), and assuming the exercise of outstanding warrants issued in connection with an acquisition and stock price appreciation at the indicated rates over the same period used to calculate the individuals' potential realizable value.

        AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FY-END OPTION VALUES

                 The following table sets forth as to each person named in the Summary Compensation Table the specified information with respect to option exercises during fiscal 1995 and the status of their options at the end of fiscal 1995.

                                                                                     Value of Unexercised
                                                    Number of Unexercised             in--the--Money (2)
                       Number of                    Options/SARs at Fiscal             Options/SARS at
                        Shares        Value               Year--End                Fiscal Year--End ($)(3)
                     Acquired on     Realized     --------------------------       -----------------------
        Name           Exercise       ($)(1)      Exercisable Nonexercisable      Exercisable    Nonexercisable
        ----           --------     ----------    ----------- --------------      -----------    --------------
 Ronald G. Assaf          0               0         825,000       625,000        $ 15,534,600      $ 8,605,862

 Michael E. Pardue      37,500        $276,895         0           60,000                0             448,125(4)

 Gerd Witter            25,001         365,017         0           82,000                0             600,505

 C. Dawson Buck         25,000         438,550         0           87,000                0             765,612

 Dennis C. Gillette     30,000         656,547       55,000        73,500             860,000          450,875

 Terry W. Price           0               0          25,000        59,000             458,750          326,937

(1) The "value realized" represents the difference between the exercise price of the option shares and the market price of the option shares on the date the option was exercised. The value realized was determined without considering any taxes which may become payable in respect of the sale of any such shares.

(2) "In-the-money" options are options whose exercise price was less than the market price of Common Stock at June 30, 1995.

(3) Based on a stock price of $35.50 per share, which was the closing price of a share of Common Stock reported on the New York Stock Exchange on June 30, 1995.

         (4) Mr. Pardue resigned as an officer and director of the Company effective June 30, 1995. The options (and a restricted stock award) issued to him in fiscal 1995 were canceled on that date. Options granted to Mr. Pardue in fiscal 1993 and 1994 remain in effect for their original terms (ten years from the date of grant).

                               PERFORMANCE GRAPH

                 The SEC requires the Company to present a line graph comparing cumulative, five-year stockholder returns on an indexed basis with the Standard & Poor's 500 Stock Index (the "S&P 500") (or another broad-based index) and either a nationally-recognized industry standard or a group of peer companies selected by the Company. The Company has selected, for purposes of this performance comparison, nine public companies (the "Self-Constructed 1995 Peer Group") believed to offer security products or services similar to those offered by the Company, and the provision of which products or services represents a significant portion of their respective businesses. A list of these companies follows the graph below. The graph assumes that $100 was invested on June 1, 1990, in each of the Common Stock, the S&P 500 and the 1995 Self-Constructed Peer Group (weighted on the basis of capitalization), and that all dividends were reinvested.

                                   (CHART)


 Measurement Period                               1994            1995         S&P
(Fiscal Year Covered)        Sensormatic       Peer Group      Peer Group      500
---------------------        -----------       ----------     -----------      ----
       1990                      100              100            100           100
       1991                      172              111             94           107
       1992                      199              120            104           122
       1993                      292              139            133           138
       1994                      325              134            143           140
       1995                      404*             160            155           177




The Self-Constructed 1995 Peer Group consists of the following companies: ADT Ltd.; Automated Security Holdings Ltd.; Borg-Warner Security Corp.; Checkpoint Systems, Inc.; Diebold, Incorporated; Pinkerton's, Inc.; Pittway Corp.; Vicon Industries, Inc. and The Wackenhut Corporation.

------------------------------
* Based on the market price of the Company's Common Stock at June 30, 1995, which was $35.50. At September 30, 1995, the price of the Common Stock was $23.00. A stockholder's cumulative return on his investment in the Company would have been $262.00 if calculated through that date.

                 In prior fiscal years, the Company's self-constructed peer group did not include ADT, Automated Security Holdings, Borg-Warner Security, Pinkerton's or Pittway, but did include Knogo Corporation ("Knogo") and Minnesota Mining and Manufacturing Co. ("3M"). With the Company's acquisition of Knogo's international business in fiscal 1995, Knogo ceased to be publicly traded. Knogo North America Inc., a spin-off of Knogo, which operates the United States, Puerto Rico and Canada businesses formerly belonging to Knogo, has been publicly traded for an insufficient period of time to be included in the Self-Constructed 1995 Peer Group. (Data for the peer group previously used by the Company, without Knogo, is plotted above as "1994 Peer Group" to permit comparison with the Self-Constructed 1995 Peer Group.) While 3M offers security products and services believed to be comparable to those offered by the Company, such products and services represent a very small portion of 3M's business overall. Nevertheless, 3M's performance represented over 90% of the 1994 Peer Group's comparative performance because of 3M's size and the requirement that peer group performance data be weighted based on the included companies' capitalization. In order to compare the Company's performance against that of companies with a similar focus on security products and services, the Company eliminated 3M from the 1994 Peer Group and added the entities listed above, whose main business is the security industry, to create the Self-Constructed 1995 Peer Group.

Agreements Relating to Change in Control

                 The Board of Directors, in December 1988, authorized the Company to enter into agreements (the "Agreements") providing for certain protections and benefits for all executive and certain other officers in connection with a change in control of the Company. The Agreements, among other things, protect the value of stock options held by such persons, protect their retirement benefits, provide for severance compensation in the event of certain terminations of service and provide, in certain cases where the Company is acquired at a premium over the market price for the Common Stock, a bonus based on such premium.

                 For purposes of the Agreements, a "change in control" will be deemed to have occurred if (a) any "person" or "group" of persons (as the terms "person" and "group" are used in Section 13(d) and 14(d) of the Securities Exchange Act of 1934 and the rules thereunder) is or becomes the beneficial owner, directly or indirectly, of securities of the Company representing 30% or more of the combined voting power of the then outstanding securities of the Company or (b) a change of more than 25% in the composition of the Board of Directors occurs within a two-year period unless such change was approved in advance by at least two-thirds of the previous directors.

                 Under the Agreements, upon the occurrence of a change in control, all stock options become fully exercisable. In addition, in the case of an acquisition of 50% or more of the Company's voting securities, or a merger or certain other events which result in the elimination of the Common Stock or a cessation of trading of the Common Stock in a nationally recognized market, the Company may be required by the officers to purchase options or stock held by them at the highest price per share paid in connection with the change in control, less, in the case of unexercised options, the exercise price (or, in the case of shares previously acquired upon exercise of options, a price equal to the cost of such option shares (including related tax costs), if greater).

                 The Agreements provide for the protection of compensation levels and benefits during an attempted change in control and for three years following a change in control. In addition, the Agreements provide for severance compensation in amounts commensurate with previous annual compensation in the event of certain terminations of service with the Company following a change in control. Severance payments would be payable generally for a period of up to 36 months, but not less than 24 months, in the event of involuntary termination of service (other than for cause, as defined in the Agreements) within 36 months following a change in control deemed "non-approved" by the Board of Directors. In the case of Mr. Assaf, similar payments would be payable following an "approved" change in control and irrespective of the manner of termination (other than for cause). Mr. Assaf is required to provide consulting services to the Company during the period he receives severance compensation following a voluntary termination of service. For other officers generally, severance payments would be payable for up to one year in the event of voluntary termination of service following a "non-approved" change in control or involuntary termination of service following an "approved" change in control. Involuntary termination is defined to include resignation following a material change in responsibilities, a reduction in compensation or relocation.

                 The Agreements also provide, in the event of termination of service of the officer following a "non-approved" change in control, that the Company pay to such officer an amount equal to the non-vested portion of his accounts under the Company's employee retirement plans (other than the ESCP).

                 The Agreements further provide, in the event of a change in control involving the acquisition of 50% or more of the Company's voting securities, or a merger or other transaction affecting the market in the Common Stock as described above, for the payment of bonuses if the stockholders receive a substantial premium over the market price of the Company's Common Stock. The amounts of such bonuses are directly related to, and increase in relation to increases in, the percentage of such premium.

                 Pursuant to the Agreements, the officers are obligated to continue to make their services available to the Company during an attempted change in control and for six months following a change in control.

                 In December 1988, the Company also entered into agreements similar to the Agreements described above with certain non-executive officers, other key employees and Mr. LeWine. In 1995, the Company authorized agreements similar to the Agreements for other executive officers, including Mr. Vanourek. Certain other officers and other key employees of the Company have also been granted agreements providing for certain benefits following a "non-approved" change in control.

                 In addition, in March 1989, the Company entered into an agreement with Dr. Milnes, a director of the Company, containing provisions with respect to options and stock held by him and the protection of retirement benefits under the Directors Retirement Plan substantially similar to the corresponding provisions in the Agreements. Such agreement for Dr. Milnes does not provide for any severance benefits, bonus payments or similar benefits.

                 The Board of Directors of the Company believes that the Agreements will help assure management's continued dedication to their duties to the Company notwithstanding the occurrence of any change in control and in particular, will enable management to assess objectively and impartially, and advise the Board of Directors with respect to, any proposal received by the Company regarding a change in control. In addition, such agreements will help assure continued services to the Company by management and other key personnel.

Stock Purchase Loan Plan

                 Under the Company's Stock Purchase Loan Plan established in 1979 to facilitate the exercise of stock options, Mr. Lineberger had a loan outstanding during the fiscal year ended June 30, 1995, in the maximum amount of $1,321,817. The currently outstanding balance of the loan to Mr. Lineberger is $996,817. The loan presently outstanding to Mr. Lineberger under the Loan Plan was outstanding in March 1984 and, in accordance with amendments to the Loan Plan adopted in March 1984, is non-interest bearing. No loans were made or outstanding under the Loan Plan to any other director or executive officer during fiscal 1995.

Transactions with Management

                 On June 30, 1995, the Company's outstanding promissory note of TSI Security Acquisition Corp. ("TSI"), a company in which Mr. Lineberger is the principal investor, was exchanged for a new note of TSI payable to the Company in the principal amount of $109,789, representing the obligation outstanding under the old note. The new note is payable in installments from 1996 to 2000, bears interest at the rate of 10% per annum and is subordinate to other indebtedness of TSI borrowed for working capital purposes.

Certain Filings

                 Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors, executive officers and persons who own beneficially more than ten percent of the Company's outstanding Common Stock to file with the SEC initial reports of beneficial ownership and reports of changes in beneficial ownership of Common Stock and other securities of the Company on Forms 3, 4 and 5, and to furnish the Company with copies of all such forms they file. Based on a review of copies of such reports, all of the Company's directors and executive officers timely filed all reports required with respect to fiscal 1995.


                      SUBMISSION OF STOCKHOLDER PROPOSALS

                 In order for a stockholder proposal to be eligible for inclusion in the Company's proxy material relating to its 1996 Annual Meeting (currently scheduled to be held on November 15, 1996) it must be in writing and received by the Secretary of the Company prior to June 4, 1996. Stockholders wishing to bring any matter before a meeting should consult the Company's By-Laws with respect to any applicable notice or other procedural requirements.


                                 ANNUAL REPORT

                 All stockholders of record on October 23, 1995, have been sent, or are concurrently being sent, a copy of the Company's 1995 Annual Report, which contains certified financial statements of the Company for the fiscal year ended June 30, 1995.

                 ANY PERSON WHO WAS A STOCKHOLDER OF THE COMPANY AT THE CLOSE OF BUSINESS ON OCTOBER 23, 1995, MAY OBTAIN A COPY OF THE COMPANY'S 1995 ANNUAL REPORT ON FORM 10-K AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, WITHOUT CHARGE, BY WRITTEN REQUEST TO THE COMPANY, 500 NORTHWEST 12TH AVENUE, DEERFIELD BEACH, FLORIDA 33442-1795, ATTENTION: SHAREHOLDER RELATIONS.


                                  ACCOUNTANTS

                 The Company's independent auditors, selected by the Board of Directors, are Ernst & Young L.L.P, certified public accountants. Ernst & Young, and its predecessor, Arthur Young & Company, have served as the Company's auditors since 1969.

                 Representatives of Ernst & Young are expected to be present at the Annual Meeting of Stockholders, and will have the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions at the meeting.

                                 OTHER MATTERS

                 As of the date of this Proxy Statement, the Company knows of no matter other than those set forth herein which will be presented for consideration at the Annual Meeting of Stockholders. If any other matter or matters are properly brought before the meeting or any adjournment thereof, it is the intention of the persons named in the accompanying proxy to vote, or otherwise act, on such matters in accordance with their judgment.


                                                            WALTER A. ENGDAHL
                                                            Secretary


Deerfield Beach, Florida
October 30, 1995

                                                                    APPENDIX A


                     SENSORMATIC ELECTRONICS CORPORATION

          PROXY - ANNUAL MEETING OF STOCKHOLDERS - DECEMBER 14, 1995

                  PROXY SOLICITED BY THE BOARD OF DIRECTORS


                The undersigned, a stockholder of SENSORMATIC ELECTRONICS CORPORATION, a Delaware corporation (the "Company"), does hereby
P appoint RONALD G. ASSAF, WALTER A. ENGDAHL and MIGUEL A. FLORES, and each of them, the true and lawful attorneys and proxies, with full
R power of substitution, for and in the name, place and stead of the undersigned, to vote, as designated on the reverse side, all of the
O shares of stock of the Company which the undersigned would be entitled to vote if personally present at the Annual Meeting of Stockholders
X of the Company to be held at the Deerfield Beach/Boca Raton Hilton, 100 Fairway Drive, Deerfield Beach, Florida 33441, on December 14,
Y 1995, at 10 A.M., local time, and at any adjournment or adjournments thereof.


                                                                     SEE
                                                                   REVERSE
               (CONTINUED AND TO BE SIGNED ON THE REVERSE SIDE)      SIDE

    Please mark
[X] votes as in
    this example.

UNLESS OTHERWISE DIRECTED, THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE RECOMMENDATIONS OF THE BOARD OF DIRECTORS.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE                      2.       To vote with discretionary authority with respect to
"FOR" THE NOMINEES.                                                    all other matters which may come before the
                                                                       meeting.

1.  ELECTION OF DIRECTORS.                                    MARK HERE
                                                              FOR ADDRESS   [    ]
NOMINEES:  Thomas V. Buffet, James E. Lineberger              CHANGE AND
           and John T. Ray, Jr.                               NOTE AT LEFT

    FOR                    WITHHELD                           NOTE: Your signature should appear the same as your name appears
    ALL      [    ]        FROM ALL   [    ]                  hereon.  In signing as attorney, executor, administrator, trustee
    NOMINEES               NOMINEES                           or guardian, please indicate the capacity in which signing.  When signing as joint tenants, all parties in the joint tenancy must sign.
                                                              When a proxy is given by a corporation, it should be signed by an authorized officer and the corporate seal affixed.  No postage is required if returned in the enclosed envelope and mailed in the
                                                              United States.

For, except vote withheld from the following nominee(s):      The undersigned hereby revokes any proxy or proxies heretofore given and ratifies and confirms all that the proxies appointed hereby, or any of them, or their substitutes, may lawfully do or cause to be done by virtue hereof.  All of said proxies or their substitutes who shall be present and act at the meeting, or if only one is present and acts, then that one, shall have and may exercise all of the powers hereby granted to such proxies.  The undersigned hereby acknowledges receipt of a copy of the Notice of Annual Meeting and Proxy Statement, both dated October 30, 1995, and a copy of the Annual Report for the
[    ]  ______________________________________                fiscal year ended June 30, 1995.

                                                              Signature: ________________________  Date ________________
                                                              Signature: ________________________  Date ________________
